EXHIBIT 2.1

AGREEMENT FOR THE PURCHASE AND SALE OF STOCK

THIS AGREEMENT is made and entered into on this 9th day of November 2006, by and among Ever-glory International, Inc., a Florida corporation, the address of which is 17870 Castleton Street #335, City of Industry, California 91748 (“Ever-Glory”) and Perfect Dream Ltd, a British Virgin Islands corporation, the address of which is Akara Building, 24 De Castro Street, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands (“Buyer”) on the one hand, and Ever-Glory Enterprises (HK) Ltd, a Hong Kong corporation, the address of which is Akara Building, 24 De Castro Street, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands (“Seller”) and Nanjing New-Tailun Garments Co, Ltd, a Chinese limited liability company with the address of Shangfag Street, Jiangning District, Nanjing, People Republic of China (“New-Tailun”) on the other hand.

R E C I T A L S:

A.          Seller is the owner of 100% of the stock equity of New-Tailun (the “Equity”).

B.          Buyer desires to purchase the Equity from the Seller, and the Seller desire to sell the Equity to Buyer, so that as a result of the transaction, Buyer will hold a 100% ownership interest in New-Tailun.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF BUYER SHARES

Section 1.1          Sale and Transfer of Equity. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 1.3), Seller will transfer and convey the Equity to Buyer, and Buyer will acquire the Equity from Seller, free and clear of all liens, encumbrances, security interests, rights of first refusal, equities, options, claims, charges and restrictions of any nature whatsoever (“Encumbrances”). On the Closing Date, the certificates representing the Equity shall be duly endorsed in blank for transfer, or accompanied by separate written instruments of assignment and shall be accompanied by such other or further supporting documents as Buyer or its counsel may reasonably require.

Section 1.2          Purchase Price. The purchase price for the Equity, payable to the Seller within ninety (90) days after the Closing, is as follows:

a.       An amount in Renmimbi (“RMB”) equal as of the Closing to USD$2,000,000.00, payable by Buyer (or Ever-Glory) via bank wire transfer in immediately available funds to Seller (the “Cash Consideration”); and

b.      That number of Buyer Shares of the common stock (“Buyer Shares”) of Ever-Glory, the parent of Buyer, having an aggregate fair market value of USD10 million (the “Stock Consideration Amount”), as determined hereby. The number of Buyer Shares of Buyer Shares shall be determined as of the Closing by dividing the Stock Consideration Amount by the fair market value per share of the Buyer Shares. Fair market value shall be the preceding 30-day average of the high bid and the low ask price for Buyer Shares as quoted on the Over-the-Counter Bulletin Board as of the Closing.

Section 1.3          Time and Place of Closing. Upon the terms and subject to the conditions of this Agreement, the consummation of the transactions contemplated hereby (the “Closing”) will take place at the offices of Jiangsu Wisdom Law firm on the first business day after the completion of the formalities for transfer, and receipt of approval by any and all appropriate government departments, including the Foreign Trade and Economic Cooperation Committee, or at such later time and such other place as Buyer and Seller mutually agree upon, orally or in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date”. Until the Closing, or termination as hereinafter described, Jiangsu Wisdom Law firm (the “Escrow Agent”) shall hold this Agreement and all other documents and instruments required hereby (the “Transactional Documents”), in each case as executed, in escrow. Buyer, Seller and New-Tailun hereby authorize and direct the Jiangsu Wisdom Law Firm to go through the formalities of transferring the Buyer Shares representing the Equity at the Industrial and Commercial Administrative Department in Nanjing City, China. Upon the Closing, Escrow Agent shall promptly deliver the Transactional Documents to the appropriate parties. Notwithstanding the foregoing, the parties agree that upon the execution hereof, the assets and liabilities of New-Tailun shall be deemed, subject to applicable law, transferred to Buyer and Buyer shall be entitled to exercise management control of New-Tailun; furthermore, the parties shall take such actions as are reasonably necessary, provided that such actions do not violate any applicable law, to cause the assets and liabilities of New Tailun to be immediately consolidated with Buyer for accounting purposes.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

AND NEW-TAILUN

Seller and New-Tailun, jointly and severally, represent and warrant to Buyer and Ever-Glory as follows:

Section 2.1          Organization, Standing and Power. New-Tailun is duly organized, validly existing and in good standing under the laws of China and has all necessary corporate power to own its properties and to carry on its business as now owned and operated by it. Seller is duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has all necessary corporate power to own its properties and to carry on its business as now owned and operated by it.

Section 2.2          Capitalization. The Equity constitutes all of the issued and outstanding capital stock of New-Tailun, and the Equity is validly issued, fully paid, nonassessable, and has been so issued in full compliance with all applicable laws. There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments providing for the issuance, disposition or acquisition of any of New-Tailun’s capital stock (other than this Agreement).

Section 2.3          Title to Equity. Seller is the owner, beneficially and of record, of all right, title and interest in and to the Equity. Seller has good and marketable title to the Equity, free and clear of all Encumbrances. Seller is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of the Equity (other than this Agreement).

Section 2.4          Subsidiaries. New-Tailun does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

Section 2.5          Authority. New-Tailun and Seller have all requisite power and authority to execute and deliver this Agreement and all other agreements and documents to be executed and delivered by them in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Seller Agreements”), and to perform the transactions contemplated hereby and thereby. The execution, delivery and performance of the Seller Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate and shareholder action on the part of Seller and New-Tailun. The Seller Agreements have been duly executed and delivered by New-Tailun and Seller, and each constitutes the valid and binding obligation of New-Tailun and Seller, enforceable against New-Tailun and Seller in accordance with the terms of such Seller Agreements.

Section 2.6          No Conflict or Breach. New-Tailun is not in violation of or default under any provision of its organizational documents. The execution, delivery and performance of the Seller Agreements and the consummation of the transactions hereby and thereby do not and will not (A) conflict with or constitute a violation of the charter documents of New-Tailun or Seller; (B) conflict with or constitute a violation of any law, statute, judgment, order, decree or regulation of any legislative body, court, administrative agency, governmental authority or arbitrator applicable to or relating to New-Tailun, Seller or the Equity; (C) conflict with, constitute a default under, result in a breach or acceleration of or require notice to or the consent of any third party under any contract, agreement, commitment, mortgage, note, license or other instrument or obligation to which New-Tailun, or Seller is a party or by which New-Tailun or Seller is bound or by which the Equity are affected; or (D) result in a creation or imposition of any Encumbrance of any nature whatsoever on the Equity or upon New-Tailun or any of its assets, properties or businesses.

Section 2.7          Financial Statements. There have heretofore been delivered to Buyer: the audited financial statements, including balance sheets and statements of income of New-Tailun as of and for the nine month period ended September 30, 2006. All of the financial statements referred to above (the “Financial Statements”) (1) are in accordance with the books of account and records of New-Tailun; (2) fairly present New-Tailun’s financial position and the results of its operations as of the date and for the period therein specified; (3) have been prepared in accordance with US GAAP (“GAAP”), consistently applied during the period involved; and (4) do not include or omit to state any fact which renders such Financial Statements materially misleading.

Section 2.8          Undisclosed Liabilities. New-Tailun does not have any material debts, liabilities or obligation of any kind, whether accrued, absolute, contingent or otherwise, which are required under GAAP to be, but are not, reflected or reserved against or disclosed in New-Tailun’s Financial Statements, except for those that may have been incurred subsequent to December 31, 2005. All debts, liabilities and obligations incurred after December 31, 2005, were incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate.

Section 2.9          Absence of Certain Changes. Since January 1, 2006, the business of New-Tailun has been operated only in the ordinary course and, without limiting the generality of the foregoing, New-Tailun has not:

a.             Declared, set aside or paid any dividend or other distribution in respect of its capital stock or otherwise (including bonus distributions to Seller) or redeemed, purchased or otherwise acquired, directly or indirectly, any of its capital stock;

b.            Sustained any damage, destruction or loss, by reason of fire, explosion, earthquake, casualty, labor trouble, requisition or taking of property by any government or agency thereof, windstorm, embargo, riot, act of God or public enemy, flood, accident, revocation of license or right to do business, total or partial termination, suspension, default or modification of contracts, governmental restriction or regulation, other calamity or other similar or dissimilar event (whether or not covered by insurance), materially and adversely affecting its condition (financial or otherwise), earnings, business, assets, liabilities, properties, or operations;

c.             Had any material adverse change in its condition (financial or otherwise), earnings, business, assets, properties, liabilities or operations;

d.            Mortgaged, pledged, otherwise encumbered or subjected to lien any of its assets or properties, tangible or intangible, except for liens for current taxes which are not yet due and payable and purchase-money liens and capital lease liens arising out of the purchase or sale of products or services made in the ordinary and usual course of its business;

e.             Sold, transferred, leased, licensed or otherwise disposed of any asset or property, tangible or intangible, except in the ordinary and usual course of its business, or discontinued any product line or the manufacture, sale or other disposition of any of its products or services;

f.             Made any expenditure for the purchase, acquisition, construction or improvement of a capital asset, except in the ordinary and usual course of its business;

g.            Entered into any transaction or contract, or made any commitment to do the same, except in the ordinary and usual course of business and not involving an amount in any case in excess of $50,000.00;

h.            Waived any material right or claim or canceled any material debts or claims or voluntarily suffered any extraordinary losses;

i.             Sold, assigned, transferred or conveyed any property rights, except in the ordinary and usual course of business;

j.             Paid to or for the benefit of any of its directors, officers, employees or Seller any compensation of any kind other than base wages, salaries and benefits in effect prior to January 1, 2006;

k.            Changed its accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates);

l.	Revalued any of its assets;

m.           Increased the salary or other compensation payable or to become payable to any of its officers, directors or employees, or declared, paid or committed to pay a bonus or other additional salary or compensation to any such person;

n.	Made any loan to any person or entity, or guaranteed any loan;

o.            Had any other event or condition of any character that has or might reasonably have a material and adverse effect on its condition (financial or otherwise), earnings, business, assets, liabilities, properties or operations; or

p.            Agreed, committed or entered into any other understanding to do any of the things described in the preceding Subsections A through V.

Section 2.10        Taxes. Within the times and in the manner prescribed by law, New-Tailun has filed all tax returns required to be filed and have paid or made adequate provision for payment of all taxes upon them, their properties, income or franchises, due and payable on or before the date hereof. There are no claims pending against New-Tailun for past-due taxes, nor has New-Tailun been notified of any claims. There are no present disputes or discussions with federal, state, local, foreign, commonwealth or other authorities with respect to any taxes of any nature payable by New-Tailun. There are no outstanding waivers or agreements by New-Tailun for the extension of the time for the assessment of any tax.

Section 2.11        Receivables and Accounts Payable. All receivables of New-Tailun shown on the books of New-Tailun on the Closing Date are carried at values determined in accordance with GAAP, consistently applied, reflect all pertinent facts known to New-Tailun as of the date hereof, and represent valid and binding obligations of the debtors requiring no further performance by New-Tailun and are collectible in full without any set-off whatsoever within 120 days of the Closing.

Section 2.12        Litigation and Claims. There is: (A) no action, suit, proceeding, claim or investigation (collectively, “Actions”) pending or, to the best of New-Tailun’s and Seller’s knowledge, threatened, in any court or before any arbitrator or before or by any federal, state or other governmental department, commission, bureau, agency or instrumentality, domestic or foreign; and (B) no other unresolved claim made against New-Tailun or affecting them or their respective properties or businesses, or the transactions contemplated by this Agreement or any factual or legal basis for any such action, suit, proceeding, claim or investigation which would materially affect any of the same.

Section 2.13        Accuracy and Completeness of Representations and Warranties. No representation or warranty made by Seller or New-Tailun in this Agreement and no statement contained in any document or instrument delivered or to be delivered to Buyer pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a known material fact, or omits or will omit to state a known material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

Section 2.14        Illegal or Unauthorized Payments. Neither Seller nor New-Tailun has, nor, to the best of Seller’s knowledge, have any employees, officers, directors, consultants, advisors, agents, members or representatives of Seller or New-Tailun or other Person acting on behalf of Seller or New-Tailun, directly or indirectly, (a) made or authorized any payment, contribution or gift of money, property, or services, in contravention of applicable law or (b) violated, or taken any action which would cause Seller or New-Tailun to be in violation of, the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or the USA Patriot Act, or any rules and regulations thereunder.

Section 2.15        Assets. New-Tailun has good, legal and marketable title to all of its property and assets, in each case free and clear of all liens, charges, restrictions, claims or encumbrances of any nature whatsoever. With respect to the personal property and assets that New-Tailun leases (a) New-Tailun is in compliance with such leases, (b) the leases are enforceable in accordance with their terms, and (c) New-Tailun holds a valid leasehold interest free and clear of any liens, charges, restrictions, claims or encumbrances of any nature whatsoever.

Section 2.16        Pending Changes. To Seller’s knowledge, there is no pending or threatened change in any applicable law, rule, regulation or order applicable to its business, operations, properties, assets, products and services which is likely to result in a material adverse change in its condition (financial or otherwise), earnings, business, assets, properties, liabilities or operations.

Section 2.17       Investment Company Act. New-Tailun is not, nor is it directly or indirectly controlled by or acting on behalf of, any Person that is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 2.18       Registration Rights. No Person has demand or other rights to cause New-Tailun or Buyer to file any registration statement under the Securities Act of 1933, as amended (the “Securities Act”) relating to any securities of Buyer or New-Tailun or any right to participate in any such registration statement, including, without limitation, piggyback registration rights.

Section 2.19       Agreements. Each of the contracts or agreements material to New-Tailun is valid and enforceable against the parties thereto in accordance with its terms and New-Tailun, and, to the best of Seller’s knowledge, each other party thereto: (i) have performed all the obligations required to be performed by them to date (or each non-performing party has received a valid, enforceable and irrevocable written waiver with respect to its non-performance), and (ii) have received no notice of default and are not in default (or, with due notice or lapse of time or both, would be in default) under any agreement, contract, license, understanding, evidence of indebtedness, note, indenture, instrument, commitment, plan or arrangement to which New-Tailun is a party or by which it or its property or assets may be bound. New-Tailun has no present expectation or intention of terminating or not fully performing all its obligations under any agreement, contract, license, understanding, evidence of indebtedness, note, indenture, instrument, commitment, plan or arrangement, and New-Tailun has no knowledge of any breach or anticipated breach by the other party to any agreement, contract, license, understanding, evidence of indebtedness, note, indenture, instrument, commitment, plan or arrangement to which New-Tailun is a party.

Section 2.20        Investment Representations. In connection with the acquisition by Seller of Buyer Shares of Buyer Shares as provided in this Agreement:

a.                No Registration. Seller acknowledges and agrees that the Buyer Shares will be offered and sold to Seller without such offer and sale being registered under the Securities Act, or under any state securities or “blue sky” laws of any state of the U.S., and will be issued to Seller in an offshore transaction outside of the United States in accordance with a safe harbour from the registration requirements of the Securities Act provided by Regulation S. As such, Seller further acknowledges and agrees that the Buyer Shares will, upon issuance, be “restricted securities” within the meaning of the Securities Act. Seller understands that the Buyer Shares may not be offered or sold in the U.S. or, directly or indirectly, to U.S. Persons, as that term is defined in Regulation S, except in accordance with the provisions of Regulation S, pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in each case in accordance with applicable state and federal securities laws.. Neither the SEC nor any other securities commission or similar regulatory authority has reviewed or passed on the merits of the Buyer Shares. The statutory and regulatory basis for the exemption claimed for the offer of the Buyer Shares, although in technical compliance with Regulation S, would not be available if the offering is part of a plan or scheme to evade the registration provisions of the Securities Act or any applicable state and federal securities laws.

b.                Seller Not a U.S. Person. Seller is not a U.S. Person. Seller is not acquiring the Buyer Shares for the account or benefit of, directly or indirectly, any U.S. Person.

c.                Purchase Entirely for Own Account. Seller understands that the Company is making this Agreement with Seller in reliance upon Seller’s representation to the Company, which by Seller’s execution of this Agreement Seller hereby confirms, that Seller is outside the United States when receiving and executing this Agreement and is acquiring the Buyer Shares as principal for Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Seller further represents that Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Buyer Shares.

d.                No Underwriter. Seller is not an underwriter of, or dealer in, the common Buyer Shares of the Company, nor is Seller participating, pursuant to a contractual agreement or otherwise, in the distribution of the Buyer Shares.

e.                Investment Experience. Seller acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Buyer Shares and has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment.

f.                 No Directed Selling Efforts. Seller acknowledges that Seller has not acquired the Buyer Shares as a result of, and will not itself engage in, any “directed selling efforts” (as defined in Regulation S under the Securities Act) in the U.S. in respect of the Buyer Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the U.S. for the resale of the Buyer Shares; provided, however, that Seller may sell or otherwise dispose of the Buyer Shares or Warrant Buyer Shares pursuant to registration of the Buyer Shares pursuant to the Securities Act and any applicable state and federal securities laws or under an exemption from such registration requirements and as otherwise provided herein.

g.                No General Solicitation. Seller is not aware of any advertisement of any of the Buyer Shares and is not acquiring the Buyer Shares as a result of any form of general solicitation or general advertising including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

h.                Disclosure of Information. The decision to execute this Agreement and acquire the Buyer Shares hereunder has not been based upon any oral or written representation as to fact or otherwise made by or on behalf of the Company, and such decision is based entirely upon a review of information (the receipt of which is hereby acknowledged) which has been filed by the Company with the Securities and Exchange Commission (the “SEC”). Seller and Seller’s advisor(s) have had a reasonable opportunity to ask questions of and receive answers from the Company in connection with the distribution of the Buyer Shares hereunder, and to obtain additional information, to the extent possessed or obtainable without unreasonable effort or expense, necessary to verify the accuracy of the information about the Company. Seller acknowledges that it has had access to all the information it considers necessary or appropriate for deciding whether to purchase the Buyer Shares.

i.                 U.S. Civil Remedies. Seller is acquiring the Buyer Shares pursuant to an exemption from the registration and prospectus requirements of applicable securities legislation in all jurisdictions relevant to this subscription, and, as a consequence, Seller will not be entitled to use most of the civil remedies available under applicable securities legislation and Seller will not receive information that would otherwise be required to be provided to Seller pursuant to applicable securities legislation.

j.                 No Other Representations. No person has made to Seller any written or oral representations:

a.	that any person will resell or repurchase any of the Buyer Shares;
b.	that any person will refund the purchase price of any of the Buyer Shares;
c.	as to the future price or value of any of the Buyer Shares; or
d.

that any of the Buyer Shares will be listed and posted for trading on any stock exchange or automated dealer quotation system or that application has been made to list and post any of the Buyer Shares of the Company on any stock exchange or automated dealer quotation system.

k.                No Registration Rights. Except as provided in this Agreement, Seller acknowledges that the Company has not undertaken, and will have no obligation, to register any of the Buyer Shares under the Securities Act.

l.                 OTC Bulletin Board. None of the Buyer Shares are listed on any stock exchange or automated dealer quotation system and no representation has been made to Seller that any of the Buyer Shares will become listed on any stock exchange or automated dealer quotation system, except that currently market makers make a market for the Company’s common Buyer Shares on the NASD’s OTC Bulletin Board.

m.              Seller’s Advisors. Seller has been advised to consult Seller’s own legal, tax and other advisors with respect to the merits and risks of an investment in the Units and with respect to applicable resale restrictions, and it is solely responsible (and the Company is not in any way responsible) for compliance with:

a.	any applicable laws of the jurisdiction in which Seller is resident in connection with the distribution of the Units hereunder, and
b.	applicable resale restrictions; and
c.

this Agreement is not enforceable by Seller unless it has been accepted by the Company, and Seller acknowledges and agrees that the Company reserves the right to reject any subscription for any reason.

n.                Legends. Seller acknowledges and agrees that all certificates representing the Buyer Shares will be endorsed with the following legend, or such similar legend as deemed advisable by legal counsel for the Purchaser, to ensure compliance with Regulation S and to reflect the status of the Buyer Shares as restricted securities:

a.

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT PROVIDED BY REGULATION S PROMULGATED UNDER THE ACT. SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT. HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.”

b.	Any legend required by the laws of any State, including any legend required by the California Department of Corporations and Sections 417 and 418 of the California Corporations Code.

o.                Prohibited Transactions. During the last thirty (30) days prior to the date hereof, neither Seller nor any Affiliate (as defined in the Securities Act) of Seller which (x) had knowledge of the transactions contemplated hereby, (y) has or Buyer Shares discretion relating to Seller’s investments or trading or information concerning Seller’s investments, including in respect of the Buyer Shares, or (z) is subject to Seller’s review or input concerning such Affiliate’s investments or trading (collectively, “Trading Affiliates”) has, directly or indirectly, effected or agreed to effect any short sale, whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) with respect to the Common Stock, granted any other right (including, without limitation, any put or call option) with respect to the Common Stock or with respect to any security that includes, relates to or derived any significant part of its value from the Common Stock or otherwise sought to hedge its position in the Buyer Shares or sold any Common Stock (each, a “Prohibited Transaction”). At no time prior to the termination of this Agreement, shall Seller or its Trading Affiliates engage, directly or indirectly, in a Prohibited Transaction.

Section 2.22       Disclosure. Seller and New-Tailun have disclosed to Buyer all facts material to the business, operations, assets, liabilities, prospects, properties, condition (financial or otherwise) and results of operations of New-Tailun. None of the Transactional Documents, or any other statements, documents or certificates prepared or supplied by Seller or New-Tailun with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading in light of the circumstances under which such statements were made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 3.1          Organization. Buyer is duly organized, validly existing and in good standing under the laws of Hong Kong and has all necessary corporate power to own its properties and to carry on its business as now owned and operated by it.

Section 3.2          Authorization. Buyer has all requisite power and authority to execute and deliver this Agreement and all other agreements and documents to be executed and delivered by it in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Buyer Agreements”), and to perform the transactions contemplated hereby and thereby. The execution, delivery and performance of the Buyer Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer. The Buyer Agreements have been, and with respect to Buyer Agreements to be delivered at the Closing, will be duly executed and delivered by Buyer, and each constitutes, or will constitute when executed and delivered, the valid and binding obligation of Buyer, enforceable against Buyer in accordance with the terms of such Buyer Agreements, except that enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by principles of equity regarding the availability of remedies.

Section 3.3          No Breach or Violation. The execution, delivery and performance of the Buyer Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not (A) conflict with or constitute a violation of the Charter Documents of Buyer; (B) conflict with or constitute a violation of any law, statute, judgment, order, decree or regulation of any legislative body, court, administrative agency, governmental authority or arbitrator applicable to or relating to Buyer; (C) conflict with, constitute a default under or result in a breach or acceleration of any contract, agreement, commitment, mortgage, note, license or other instrument or obligation to which Buyer is a party or by which Buyer is bound; or (D) result in a creation or imposition of any Encumbrance of any nature whatsoever on any of the Buyer Shares to be delivered to Seller in connection herewith other than those restrictions imposed under federal and state securities laws.

Section 3.4          Accuracy and Completeness of Representations and Warranties. No representation or warranty made by Buyer in this Agreement and no statement contained in any document or instrument delivered or to be delivered to Seller pursuant hereto or in connection with the transactions contemplated hereby contain any untrue statement of a known material fact, or omits to state a known material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

PRE-CLOSING COVENANTS OF PARTIES

Section 4.1          Covenants of New-Tailun. During the period from the date of this Agreement and continuing until the Closing, New-Tailun agrees that:

a.             New-Tailun shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, shall use all reasonable best efforts to keep available the services of its officers and employees as a group (subject to changes in the ordinary course) and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers, regulators, distributors, creditors, lessors and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Closing; provided, however, that no action by New-Tailun with respect to matters specifically addressed by any other provision of this Section 4.1 shall be deemed a breach of this Section 4.1(a) unless such action would constitute a breach of one or more of such other provisions.

b.            New-Tailun shall not and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock, or (iii) repurchase, redeem or otherwise acquire any Buyer Shares of its capital stock or any securities convertible into or exercisable for any Buyer Shares of its capital stock.

c.             New-Tailun shall not issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any Buyer Shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such Buyer Shares, or enter into any agreement with respect to any of the foregoing.

d.            Except to the extent required by law, New-Tailun shall not amend or propose to amend its governing documents.

e.             New-Tailun shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the business of New-Tailun in the ordinary course). New-Tailun shall not enter into, or agree to enter into, (i) any joint venture or partnership, or any discussions with respect to any joint venture or partnership, or (ii) any material marketing alliance (other than supplier relationships and site sponsorships entered into in the ordinary course of business) or any discussions with respect to such alliance unless such alliance would not extend beyond the Closing Date and New-Tailun has given reasonable notice to Buyer prior to entering into such alliance.

f.             New-Tailun shall not adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of New-Tailun or sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, except for the disposal of obsolete or worn-out assets or properties in the ordinary course of business, consistent with past practices, or as contemplated by this Agreement.

g.            New-Tailun shall not (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than by New-Tailun to or in New-Tailun or (ii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than indebtedness, loans, advances, payments, discharges or satisfactions incurred or committed to in the ordinary course of business consistent with past practice.

h.            New-Tailun shall not change its methods of accounting in effect, except as required by changes in U.S. GAAP as concurred in by New-Tailun’s independent auditors. New-Tailun shall not (i) change its fiscal year or (ii) make any material Tax election, other than in the ordinary course of business consistent with past practice, without consultation with Buyer. New-Tailun shall prepare and file all Tax Returns required to be filed and pay all required Taxes due in accordance with applicable law.

i.             New-Tailun shall not enter into any commitments, contracts or agreements to do any of the foregoing.

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS

Section 5.1          Seller’s and New-Tailun’s Conditions Precedent. The obligations of the Seller and New-Tailun to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, except as the Seller or New-Tailun may waive in writing in accordance with Section 7.5 below:

a.              The representations, warranties and covenants of Buyer set forth in Article 3 hereof, shall be true and correct in all material aspects on and as of the Closing with the same force and effect as if they had been made at such time.

b.            Seller and New-Tailun shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality.

c.             No statute, rule, ordinance or regulation shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the acquisition illegal or otherwise prohibiting consummation of the transactions contemplated hereby.

Section 5.2          Ever-Glory’s and Buyer’s Conditions Precedent. The obligations of Ever-Glory and Buyer to consummate the transactions contemplated by this Agreement shall be subject to the following conditions, except as Ever-Glory and Buyer may waive in writing in accordance with Section 7.5 below:

a.            The representations, warranties and covenants of Seller and New-Tailun set forth in Article 2 hereof, shall be true and correct in all material aspects, on and as of the Closing with the same force and effect as if they had been made at such time.

b.            Seller and New-Tailun shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality.

c.            No statute, rule, ordinance or regulation shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental body of competent jurisdiction shall be in effect, having the effect of making the acquisition illegal or otherwise prohibiting consummation of the transactions contemplated hereby. No governmental body, individual, corporation, trust, partnership, limited liability company, joint venture, unincorporated organization, government body or any agency or political subdivision thereof, or any other entity shall have issued an order, injunction, judgment, decree, ruling or assessment which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby, nor, to Seller’s knowledge, shall any such order, injunction, judgment, decree, ruling or assessment be threatened or pending.

d.            Seller and New-Tailun shall have obtained any and all consents, waivers, approvals or authorizations, with or by any governmental body and all consents, waivers, approvals or authorizations of any other individual, corporation, trust, partnership, limited liability company, joint venture, unincorporated organization, government body or any agency or political subdivision thereof, or any other entity required for the valid execution of this Agreement and each of the other Transaction Documents and for the consummation of the transactions contemplated hereby and thereby, and the sale and transfer of the Equity at the Closing Date on the terms and conditions as provided herein shall not violate any law applicable to New-Tailun, Seller or Buyer.

e.             No material adverse change in New-Tailun’s condition (financial or otherwise), earnings, business, assets, properties, liabilities or operations shall have occurred between the date of this Agreement and the Closing Date.

ARTICLE VI

FURTHER AGREEMENTS OF THE PARTIES

Section 6.1          Further Assurances. From time to time, at Buyer’s request and without further consideration and at the expense of Buyer, Seller and New-Tailun will execute and deliver to Buyer such other documents, and take such other action, as Buyer may reasonably request in order to consummate more effectively the transactions contemplated by this Agreement, and to vest in Buyer good, valid and marketable title to the Equity. From time to time, at Seller’s request and without further consideration and at the expense of Seller, Buyer will execute and deliver to Seller such other documents, and take such other action, as Seller may reasonably request in order to consummate more effectively the transactions contemplated by this Agreement.

Section 6.2          Seller’s Indemnity. Seller hereby agrees to indemnify, defend and hold harmless Ever-Glory and Buyer from and against, and in respect to, any and all Losses that Ever-Glory or Buyer may incur by reason of Seller’s or New-Tailun’s breach of or failure by Seller or New-Tailun to perform, any of their representations, warranties, commitments, covenants or agreements in this Agreement, or in any agreement or exhibit furnished or to be furnished by or on behalf of Seller or New-Tailun under this Agreement. Seller’s liability for a breach of the representations, warranties and covenants made by a Seller or New-Tailun in this Agreement, or in any schedule, exhibit, certificate or other document delivered in connection with this Agreement, shall not be deemed to be waived or otherwise affected by any investigation made by Buyer and shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. All such liability of Seller shall terminate on the twenty-fourth (24th) month anniversary of the Closing Date, except for liability with respect to which an indemnity claim is made by written notice to the Seller within twenty-four (24) months from the Closing Date in the case of all of Ever-Glory’s or Buyer’s indemnity claims. The parties acknowledge and agree that this Article 6 represents and establishes the exclusive remedy for all claims arising under this Agreement, except for (i) any equitable remedy, or (ii) intentional fraud.

Section 6.3          Non Solicitation. Prior to the Closing (or any termination of this Agreement), Seller, New-Tailun or any person or entity authorized to act on their behalf, shall not solicit inquiries or proposals with respect to, or participate in any negotiation or discussions concerning any acquisition or purchase of all or any portion of the Equity or the assets of New-Tailun.

Section 6. 4         Termination.   This Agreement may be terminated at any time prior to the Closing Date:

a.	By mutual written consent of Seller and Buyer; or

b.            Unilaterally by Seller or Buyer if the other fails to perform any covenant in any material respect in this Agreement, and does not cure the failure in all material respects within 30 business days after the terminating party delivers written notice of the alleged failure or if any condition to the obligations of that party is not satisfied (other than by reason of a breach by that party of its obligations hereunder), and it reasonably appears that the condition cannot be satisfied within ninety (90 days of the date of this Agreement; or

c.             Unilaterally by Seller or Buyer at any time ninety (90) days after the date of this Agreement, if the formalities for transfer, and receipt of approval by any and all appropriate government departments, including the Foreign Trade and Economic Cooperation Committee have not been obtained.

d.            In the event of termination of this Agreement by either Seller or Buyer, as provided in this Section 6.4, this Agreement shall forthwith become void and there shall be no further obligation on the part of any party or their respective officers or directors. Nothing in this Section 6.4 shall relieve any party from liability for any breach of this Agreement.

Section 6.5          Confidentiality. Each party (and their respective representatives) agree to maintain all discussions, including the fact of this Agreement, in the strictest confidence. Any public announcements will be mutually agreed upon in advance.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1          Finder’s or Broker’s Fees. Buyer represents and warrants that it has dealt with no other broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as it knows, no broker or other person is entitled to any commission or finder’s fee in connection with any of these transactions. Seller and New-Tailun represent and warrant that they have dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as they know, no broker or other person is entitled to any commission or finder’s fee in connection with any of these transactions. Seller and New-Tailun each agree to indemnify and hold harmless Buyer against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage, commission or finder’s fee alleged to be payable by reason of any of their acts, omissions or statements.

Section 7.2          Expenses. Ever-Glory, Buyer, Seller and New-Tailun shall, individually, pay their respective costs and expenses incurred or to be incurred by any of them in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated hereby.

Section 7.3          Effect of Headings. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions hereof.

Section 7.4          Entire Agreement; Modification. This Agreement, together with all of the schedules and exhibits furnished hereunder, constitute the sole and entire agreement among the parties pertaining to the subject matter contained herein, and supersedes all prior and contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties.

Section 7.5          Waiver. Any party hereto may waive, in writing, compliance by the other party of any of the covenants or conditions contained in this Agreement, except those conditions imposed by law. No act, failure to act, practice or custom shall constitute an implied waiver of full compliance with any of the provisions hereof. The granting of a written waiver pursuant to this Section 7.5 shall apply, unless expressly set forth therein to the contrary, only to the specific incident of noncompliance with the specific provisions of this Agreement set forth therein.

Section 7.6          Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A party may execute this Agreement and transmit its signature by facsimile, which shall be fully binding, and the party taking such actions shall deliver a manually signed original as soon as is practicable. In the event of execution and signing of transaction Documents by facsimile, the parties shall provide originals to the Escrow Agent as soon as practicable thereafter.

Section 7.7          Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to this Agreement and their respective successors and assigns, or is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement. None of the provisions hereof shall be deemed to give any third persons any right of subrogation or action over or against any party to this Agreement.

Section 7.8          Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

Section 7.9          Recovery of Litigation Costs. Except as otherwise provided elsewhere in this Agreement, if any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement or by reason of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, other professionals’ fees, and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

Section 7.10        Successors and Assigns. No parties’ rights or obligations under this Agreement may be assigned, except that Buyer may assign its rights and obligations hereunder to an affiliate provided that such affiliate shall execute and deliver such documentation necessary to be bound by the terms of this Agreement. Any assignment in violation of the foregoing shall be null and void.

Section 7.11        Notices. Any notices, consent, approval or other communications given pursuant to the provisions of this Agreement shall be in writing and shall be (A) mailed by certified mail or registered mail, return receipt requested, postage prepaid, or (B) delivered by a nationally recognized overnight courier which delivers only upon signed receipt of the addressee, and addressed to the parties as provided in the introductory paragraph hereto. The time of giving of any notice shall be the time of receipt thereof by the addressee or any agent of the addressee, except that in the event the addressee or such agent of the addressee shall refuse to receive any notice given by registered mail or certified mail as above provided or there shall be no person available at the time of the delivery thereof to receive such notice, the time of the giving of such notice shall be the time of such refusal or the time of such delivery, as the case may be. Any party hereto may, by giving five (5) days written notice to the other party hereto, designate any other address in substitution of the foregoing address to which notice shall be given.

Section 7.12        Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, USA, without giving effect to any choice of law or conflict provision or rule, whether of the State of California (or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of California to be applied. In furtherance of the foregoing, the internal law of the State of California will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law or analysis, the substantive law of some other jurisdiction would ordinarily apply. Should a dispute arise between the parties as a result of this Agreement, any action initiated shall be submitted to binding arbitration in San Francisco County, California.

IN WITNESS WHEREOF, each of the parties hereto have signed this Agreement for the Purchase and Sale of Stock or has caused the same to be signed by its duly authorized officer as of the date first above written.

BUYER:
EVER-GLORY INTERNATIONAL, INC.
By:/S/ Kang Yihua, Chief Executive Officer
BUYER:
PERFECT DREAM LTD
By:/S/ Kang Yihua, Chief Executive Officer
SELLER:
EVER-GLORY ENTERPRISES (HK) LTD
By:/S/ Yan Xiao Dong Director

NANJING NEW-TAILUN GARMENTS CO, LTD
By:/S/ Hou Ben Xing General Manager